Exhibit 23.3



                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-87166) and related Prospectus of Burlington Resources Inc. and Burlington Resources Finance Company dated June 21, 2002 (the "Prospectus") and to the incorporation by reference of our report dated February 2, 2001 (except for note 14 which is as of February 15, 2002) with respect to the consolidated financial statements of Canadian Hunter Exploration Ltd. filed as an exhibit to the Annual Report on Form 10-K of Burlington Resources Inc. dated February 15, 2002, filed with the United States Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP
Calgary, Canada
June 21, 2002                                              Chartered Accountants